EXECUTION COPY

CHINA LODGING GROUP, LIMITED

October 31, 2017

Citibank, N.A.
ADR Department
388 Greenwich Street
New York, New York 10013

Re:	Registered ADS Borrow Facility Letter Agreement

Ladies and Gentlemen:

We refer to the Deposit Agreement, dated as of March 25, 2010 (the “Deposit Agreement”), by and among the China Lodging Group, Limited (the “Company”), Citibank, N.A., as “Depositary”, and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder. Terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Deposit Agreement.

The Company wishes to issue to and deposit with, the Custodian from time to time Borrow Shares (as hereinafter defined) in connection with loans from time to time of ADSs by the Company to Deutsche Bank AG, London Branch (the “Borrower”) pursuant to the Company’s Registered ADS Borrow Facility (the “Facility”) as described in the ADS Lending Agreement, dated as of October 26, 2017 (the “Lending Agreement”), by and between the Company and the Borrower. The Company and the Depositary intend to supplement the Deposit Agreement to enable (i) the deposit by the Company of Borrow Shares with the Custodian (as defined in the Deposit Agreement), (ii) the bulk issuance of Borrow ADSs (as hereinafter defined) pursuant to the Lending Agreement to, and for the benefit of, the Company, and (iii) the delivery through The Depository Trust Company (“DTC”) of Borrow ADSs to the Company’s account (the “Borrow Account”) maintained by the Borrower with Deutsche Bank Securities Inc. in its capacity as securities account custodian (the “Securities Account Custodian”) pursuant to a securities custody account agreement dated on or about October 22, 2017 in respect of the Borrow ADSs, in each case in accordance with the Company’s written instructions to the Depositary as described herein and subject in each case to the terms of this Letter Agreement.

This Letter Agreement confirms our understanding and agreement as follows:

1.          Deposit of Shares. The Company and the Depositary hereby agree that the ordinary shares of the Company, par value $0.0001 per share (the “Borrow Shares”), underlying the ADSs (the “Borrow ADSs”) that may be issued and delivered from time to time to Borrower in connection with the offer and sale in accordance with a Registration Statement on Form F-3, as amended (File No.: 333-221129) (the “Registration Statement”), pursuant to the Underwriting Agreement in respect of the Borrow ADSs, dated October 26, 2017, between the Company and the Underwriters named therein (the “Underwriting Agreement”), may be deposited, with the Custodian under the Deposit Agreement, in accordance with the terms hereof and thereof.

2.          Depositary Procedures. The Depositary shall make the requisite arrangements with the Custodian to accept one or more deposits of Borrow Shares by the Company and to maintain such Borrow Shares at the Custodian in the account in which all Shares underlying ADSs are held on deposit registered in the name of the Custodian (or its nominee) for the benefit of the holders and beneficial owners of the ADSs. The Depositary shall permit the Borrow Shares deposited by the Company to be commingled with Shares underlying ADSs other than Restricted ADSs by the Custodian. The Depositary shall identify the Borrow Shares deposited by the Company as being on deposit under the Deposit Agreement in respect of any ADSs issued and outstanding under the Deposit Agreement and the Borrow Shares deposited by the Company shall for any and all purposes constitute Deposited Securities under the Deposit Agreement.

3.          Issuance and Delivery of Borrow ADSs. Borrow ADSs shall be issued and delivered by the Depositary in respect of the Borrow Shares on deposit with the Custodian from time to time only upon the Depositary’s receipt of (x) confirmation from the Custodian of the deposit of the corresponding number of Borrow Shares, along with share certificate(s) evidencing such corresponding number of Borrow Shares and a certified original copy of the Company’s register of members reflecting the Custodian (or its nominee) as the registered holder of such corresponding number of Borrow Shares, (y) a Registered Borrow ADS Issuance Instruction duly completed and signed by, or on behalf of, the Company substantially in the form of the Registered ADS Borrow Issuance Instruction annexed hereto as Exhibit A (the “ADS Issuance Instruction”), and (z) payment in full of all applicable Depositary fees. Upon receipt of (i) confirmation of due deposit of Borrow Shares, (ii) payment in full by the Company of all applicable Depositary fees, and (iii) a duly completed and signed ADS Issuance Instruction from the Company, the Depositary shall issue and deliver the applicable number of Borrow ADSs in respect of the Borrow Shares so deposited in accordance with the instructions set forth in the applicable ADS Issuance Instruction (such transaction “Borrow ADS Issuance”). This Letter Agreement constitutes the Company’s consent to deposits pursuant to Section 2.3 of the Deposit Agreement of Borrow Shares upon delivery to the Depositary of a duly completed and signed ADS Issuance Instruction on behalf of the Company. For avoidance of doubt, no Borrow ADSs shall be issued prior to the completion in full of the deposit of the corresponding Borrow Shares and no Borrow ADSs may be issued in Pre-Release Transactions.

4.          Reliance. The Depositary shall in respect of the Borrow Shares and Borrow ADSs be authorized to rely and act upon the written instructions signed and delivered on behalf of the Company by one or more of the Company’s directors, officers and employees designated from time to time by the Company to the Depositary as “authorized persons”, including instructions so delivered in electronic form.

The Company hereby acknowledges and agrees that, for the benefit of the Depositary, the Borrower and the Securities Account Custodian, the Depositary may request, and the Borrower and Securities Account Custodian may from time to time provide, information in respect of the ADS settlements conducted pursuant to the transactions set out in paragraph 2 above, and in respect of any transfers from the Borrow Account.

5.          Representations and Warranties. The Company hereby represents and warrants to, and for the benefit of, the Depositary (in lieu of the representations and warranties set forth in Section 3.3 of the Deposit Agreement) as follows:

(i)	The Borrow Shares to be deposited by the Company will in all instances be duly authorized, validly issued, fully paid and non-assessable, and free of any and all preemptive rights, will not be Partial Entitlement Shares, and will be of the same class as, and rank pari passu with, the other Shares on deposit under the Deposit Agreement.

(ii)	The Borrow Shares to be deposited by the Company will, at time of deposit, be free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim.

(iii)	The existence of Borrow Shares, the deposit of Borrow Shares by the Company upon the terms set forth herein, the Borrow ADS Issuance and the transactions contemplated in this Letter Agreement, the Lending Agreement and the Underwriting Agreement do not violate any US or Cayman Islands law or regulation or any order, judgment or proceeding binding on the Company or any material agreement to which the Company is a party or bound.

(iv)	The offer and sale of the Borrow Shares in the form of Borrow ADSs to be issued and delivered in accordance with the applicable Borrow ADS Issuance has been duly registered with the Commission under the Securities Act pursuant to the Registration Statement and that no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceeding for that purpose has been instituted or is pending or contemplated under the Securities Act, or with respect to the Company’s registration under the Exchange Act.

6.          Covenants. The Company hereby covenants to, and for the benefit of, the Depositary, as follows:

(i)	The Company will take all actions that are necessary to ensure that (i) the Borrow Shares continue, for the duration of their deposit with the Custodian and at the time of the Borrow ADS Issuance, to be duly authorized, validly issued, fully paid and non-assessable, and (ii) that all preemptive rights (if any) with respect to the Borrow Shares continue, for the duration of their deposit with the Custodian and at the time of the Borrow ADS Issuance, to be validly waived or exercised. Each delivery of an ADS Issuance Instruction by the Company to the Depositary shall constitute a contemporaneous representation by the Company to the Depositary of the accuracy of the foregoing as to the Borrow Shares being deposited and as to the Borrow ADSs to be issued, in each case as of the time of the applicable Borrow ADS Issuance.

(ii)	The Company will not permit the Borrow Shares deposited with the Custodian to become subject to any lien, encumbrance, security interest, charge, mortgage or adverse claim.

(iii)	The Borrow Shares will, upon the issuance of Borrow ADSs, rank pari passu, in all respects with the Shares on deposit in respect of the ADSs outstanding under the Deposit Agreement.

(iv)	The Company will consult with U.S. securities law counsel to ensure that, at the time of issuance and delivery of Borrow ADSs in connection with a Borrow ADS Issuance, the Borrow ADSs issued upon such issuance and delivery and the Borrow Shares represented thereby are freely transferable pursuant to the terms of the Registration Statement.

(v)	The Company will consult with Cayman Islands counsel to ensure that, at the time of a Borrow ADS Issuance Instruction, such issuance and delivery of Borrow ADSs does not violate the Memorandum or Articles of Association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands.

(vi)	The Company will obtain and maintain all governmental approvals, permits, consents and authorizations required to be so obtained and maintained in the Cayman Islands and in the United States for transactions contemplated herein, in the Lending Agreement and in the Underwriting Agreement.

(vii)	The Company will instruct the Depositary to make delivery of the Borrow ADSs pursuant to an ADS Issuance Instruction only if the Registration Statement is effective at such time and is not subject to any stop orders or the subject of a proceeding for that purpose. If at any time during the term of the Facility, the Registration Statement becomes subject to a stop order or the subject of a proceeding for that purpose (provided that the Borrower need not take any such action solely as a result of the occurrence of a Black Out Period or Postponement under the Underwriting Agreement), the Company hereby agrees to instruct the Borrower to immediately: (i) cease any and all actions undertaken, or to be undertaken, by the Borrower or any of its subsidiaries or affiliates, relating to the offer and sale of the Borrow ADSs contemplated under the Lending Agreement; (ii) deliver to the Company’s account at the Depositary for surrender and cancellation of all Borrow ADSs then on deposit in the Borrow Account, or, alternatively, for the surrender and redesignation of all such Borrow ADSs as Restricted ADSs, pursuant to the Letter Agreement, dated as of August 23, 2010, (the “Restricted ADS Letter Agreement”), by and between the Company and the Depositary, in accordance with the Company’s written instruction (it being understood and agreed that the Company and Depositary will take such actions reasonably requested by Borrower to return such surrendered Borrow ADSs or reissue the Borrow ADSs, in the event such previously issued Borrow ADSs were cancelled, in accordance with the Company’s written instruction, to the Borrow Account promptly following the termination of such stop order or proceeding, as applicable); and (iii) for the avoidance of doubt, cease the transfer of any ADSs out of the Borrow Account unless such ADSs have been sold under the Registration Statement.

(viii)	The Company will, and agrees to instruct the Borrower to, take reasonable measures, to ensure that the Borrow ADSs are (i) not sold to “Affiliates” (as defined in Rule 144) of the Company, or (ii) if sold to “Affiliates,” only in connection with the settlement of a resale transaction by the Affiliates that is either covered by an effective Registration Statement under the Securities Act or exempt from registration under the Securities Act and in each such case the ADSs when so delivered in settlement are not “Restricted Securities” (as defined in the Deposit Agreement), provided that, for the avoidance of doubt, the foregoing requirements will not apply to sales of the Borrow ADSs by or on behalf of the Borrower (x) on a securities exchange or other platform, or (y) in any other transaction where the purchaser is not readily identifiable by the Borrower or its agent or affiliate using commercially reasonable means.

Each delivery of an ADS Issuance Instruction by the Company to the Depositary shall constitute a contemporaneous representation by the Company to the Depositary of accuracy of each of the foregoing covenants, at the time of a Borrow ADS Issuance, as to the Borrow ADSs specified in the ADS Issuance Instruction and the Borrow Shares represented thereby.

7.          Termination of Facility. Upon the Facility Termination Date (as defined in the Lending Agreement), the Company shall (i) instruct the Borrower to promptly deliver to the Company’s account at the Depositary all Borrow ADSs then on deposit in the Borrow Account, in accordance with the terms of the Lending Agreement, and (ii) instruct the Depositary to cancel the Borrow ADSs and deliver the underlying Borrow Shares represented thereby to the Company’s order, or, alternatively, to instruct the Depositary to redesignate all such Borrow ADSs as Restricted ADSs, pursuant to the Restricted ADS Letter Agreement. The Company hereby further agrees to instruct the Borrower, promptly upon the effectiveness of this Letter Agreement, to separately covenant to the Depositary to take the actions described in (i) of the immediately preceding sentence immediately upon the occurrence of the Facility Termination Date.

8.          Rights of Holders. The terms of this Letter Agreement supplement the Deposit Agreement and are not intended to materially prejudice any substantial existing rights of Holders or Beneficial Owners of ADSs and, as a result, notice is not required to be given of the terms hereof to Holders of ADSs under the Deposit Agreement.

9.          Indemnification. The Company acknowledges and agrees that the indemnification provisions of the Deposit Agreement shall apply to (i) any acts performed or omitted by the Depositary pursuant to the terms of this Letter Agreement, including, without limitation, the acceptance and maintenance of Borrow Shares on deposit with the Custodian and the issuance and delivery of Borrow ADSs, the cancellation of Borrow ADSs and delivery of Borrow Shares, and the redesignation of the Borrow ADSs as Restricted ADSs, in each case upon the terms contemplated in this Letter Agreement, and (ii) the representations, warranties and covenants by the Company contained in this Letter Agreement and in any documents or instruments delivered by, or on behalf of, the Company to the Depositary pursuant to this Letter Agreement.

10.       Company Assistance. The Company agrees to (i) assist the Depositary in the establishment of such procedures to enable the acceptance of the deposit of the Borrow Shares, the issuance of the Borrow ADSs, and the delivery of such Borrow ADSs to the Borrow Account, and (ii) take, and cause, instruct or direct others to take, all commercially reasonable steps necessary and satisfactory to the Depositary to ensure that the acceptance of the deposit of the Borrow Shares, the issuance of the corresponding Borrow ADSs, the delivery of such Borrow ADSs to the Borrow Account, in each case upon the terms and conditions set forth in the Deposit Agreement and this Letter Agreement, do not materially prejudice the rights of Holders and Beneficial Owners of ADSs and do not violate the provisions of the Securities Act or any other applicable laws. In furtherance of the foregoing, the Company shall at the time of execution of this Letter Agreement instruct (A) its U.S. counsel to deliver an opinion to the Depositary as of the date hereof stating, inter alia, that (i) assuming its due authorization, execution and delivery, this Letter Agreement is valid, binding and enforceable against the Company under the laws of the State of New York, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (ii) the offer and sale of the Borrow Shares in the form of Borrow ADSs in accordance with the terms of the Underwriting Agreement, the deposit of Borrow Shares by the Company and the issuance and delivery of Borrow ADSs on behalf of the Company to the Borrower, in each case from time to time and upon the terms contemplated herein, have been duly registered under the Securities Act, do not and will not contravene or conflict with any U.S. law of general application, the Lending Agreement or the Underwriting Agreement, or such other terms as the Depositary may otherwise accept, and (B) its Cayman Islands counsel to deliver an opinion to the Depositary as of the date hereof stating, inter alia, that (i) the Company has duly authorized and executed this Letter Agreement, (ii) this Letter Agreement constitutes a legal, valid and binding obligation of the Company under Cayman Islands law enforceable against the Company upon its terms, (iii) all approvals required by Cayman Islands law to permit the deposit of Borrow Shares under the Deposit Agreement and this Letter Agreement have been obtained, and (iv) the terms of this Letter Agreement and the transactions contemplated by this Letter Agreement do not and will not violate the Memorandum or Articles of Association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands.

11.       Depositary Fees. The Company and the Depositary agree that the Company shall promptly pay to the Depositary: (i) an issuance fee of US$0.05 per Borrow ADS issued, (ii) a cancellation fee of US$0.05 per Borrow ADS cancelled and (iii) all costs and expenses (including all related legal fees) incurred by or on behalf of the Depositary for services provided to Company in connection with the Facility, in each case as contemplated by this Letter Agreement.

12.       Fractional Borrow Shares and Borrow ADSs. Notwithstanding anything to the contrary in the Deposit Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of Borrow ADSs in accordance with and subject to the terms of this Letter Agreement, and the Depositary shall not be required to accept under any circumstances (a) any fraction of a Borrow Share nor (b) a number of Borrow Shares which upon application of the ADS to Share ratio would give rise to a fraction of a Borrow ADS.

13.       F-6 Registration Statement. The parties hereto agree that a signed copy of this Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to the existing Registration Statement on Form F-6 currently on file) in respect of the ADSs. The parties hereto further agree that, notwithstanding anything contained herein to the contrary, the Depositary shall not be obligated to issue any Borrow ADSs if there is an insufficient number of ADS then registered under the existing Registration Statement on Form F-6 then on file, or if such Registration Statement on Form F-6 is the subject of any stop order or proceeding for that purpose.

14.       Taxes. The Depositary and the Custodian shall not have any responsibility with respect to, and the Company undertakes to perform (or to instruct to be performed), any and all tax reporting, tax withholding and remittance of tax withheld in respect of the Facility, the Borrow Shares and the Borrow ADS Issuance(s).

15.       Miscellaneous. The parties hereto agree to duly execute and deliver, or instruct to be duly executed and delivered, such further documents and instruments and do and instruct to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this Letter Agreement and to effectuate the purpose and intent hereof.

This Letter Agreement shall be interpreted and all rights hereunder and the provisions hereof shall be governed by the law of the State of New York and the jurisdiction clause set forth in the Deposit Agreement shall apply, mutatis mutandis, to this Letter Agreement.

This Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and permanent assigns,

This Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

In the event that, in determining the rights and obligations of parties to the Deposit Agreement (as supplemented by this Letter Agreement) with respect to any Borrow Shares, any conflict arises between (a) the terms of the Deposit Agreement and (b) the terms hereof, the terms and conditions set forth herein shall be controlling.

Kindly indicate your acceptance and agreement to the foregoing by signing this letter below in the space provided.

CHINA LODGING GROUP, LIMITED

By:	/s/ Teo Nee Chuan
Name: Teo Nee Chuan
Title: Chief Financial Officer

Accepted and Agreed
as of the date first written above

CITIBANK, N.A.,
as Depositary

By:	/s/ Hank Hui
Name:	Hank Hui
Title:	Director

EXHIBIT(S)

A	Form of Registered ADS Borrow Issuance Instruction

EXHIBIT A

to

Registered ADS Borrow Facility Letter Agreement,

dated as of October 31, 2017

(the “Letter Agreement”), by and between

CHINA LODGING GROUP, LIMITED

and CITIBANK, N.A.

_____________________

Registered ADS Borrow Issuance Instruction

_____________________

[DATE]

Citibank, N.A. – ADR Depositary

388 Greenwich Street, 14th Floor

New York, NY 10013

Attn.: Depositary Receipts Department / Hank Hui / Les Deluca

By Email:

hank.hui@citi.com

leslie.deluca@citi.com

ahrum.danker@citi.com

daisy.xu@citi.com

gloria.bi@citi.com

Re: China Lodging Group, Limited

Dear Sirs:

Reference is made to (i) the Deposit Agreement, dated as of March 25, 2010 (the “Deposit Agreement”), by and among the China Lodging Group, Limited, a company organized under the laws of the Cayman Islands (the “Company”), Citibank, N.A., as “Depositary”, and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder (the “Deposit Agreement”), and (ii) the Registered ADS Borrow Facility Letter Agreement, dated as of October 31, 2017 (the “Letter Agreement”), by and between the Company and the Depositary, in connection with issuance and delivery of Borrow ADSs (as defined in the Letter Agreement). Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement or the Letter Agreement, as applicable.

A-1

Pursuant to paragraph 6(vii) of the Letter Agreement, the Company hereby confirms that a Registration Statement for the Borrow ADSs is in effect as of the date hereof, which is not subject to a stop order or the subject of a proceeding for such purpose.

In accordance with and subject to the terms set forth in the Letter Agreement and the Deposit Agreement, the Company has deposited the number of Borrow Shares identified below, along with share certificate(s) evidencing such number of Borrow Shares and a certified original copy of the Company’s register of members reflecting the Custodian (or its nominee) as the registered holder of such number of Borrow Shares, and hereby instructs the Depositary

(A) to issue the number of Borrow ADSs identified below: Number of Borrow Shares deposited:	___________ Borrow Shares
Number of Borrow ADSs to be issued (CUSIP No.: 16949N109):	___________ Borrow ADSs

(B) and to deliver the Borrow ADSs described in (A) above, as follows:

Delivery into DTC

Name of DTC Participant to which the Borrow ADSs are to be delivered:	Deutsche Bank Securities Inc

DTC Participant Account No.:	573

Account No. for recipient of Borrow ADSs at DTC Participant (f/b/o information):	Type 1 Account: ONB: 937779 / ADP: 1456573417

Name on whose behalf the above number of Borrow ADSs are to be issued:	China Lodging Group, Ltd.

Contact person at DTC Participant:	Nickolas Reynolds / Joachim Sciard

Daytime telephone number of contact person at DTC Participant:	(904) 527-6404 / (212) 250-7099

Pursuant to Section 11 of the Letter Agreement, the Company hereby acknowledges that an aggregate issuance fee in the amount of US$[•], being the sum of the per Borrow ADS issuance fee multiplied by the number of Borrow ADSs instructed to be issued above pursuant to this ADS Issuance Instruction (i.e., US$0.05 * [•]), shall be promptly paid by the Company to the following Depositary account:

Citibank, N.A.

ABA number: 021000089

DDA number: 36859028

RE: China Lodging Registered ADS Borrow Facility

Attn.: Hank Hui, Account Management

A-2

and the Company further acknowledges that the Depositary shall have no obligation to issue any such Borrow ADSs prior to its receipt of such payment in full.

CHINA LODGING GROUP, LIMITED

By:
Name:
Title:

A-3